Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders’ and the Board of Directors of GreenLight Biosciences Holdings, PBC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of GreenLight Biosciences, Inc. and subsidiaries (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’ (deficit) equity, and cash flows, for each of the two years in the period ended December 31, 2021 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, expects continuing operating losses for the foreseeable future, needs to raise additional capital to finance its future operations and has stated that substantial doubt exists about its ability to continue as a going concern. Management’s evaluation of events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 31, 2022, (September 26, 2022, as to the effects of the reverse recapitalization described in Note 1)

We have served as the Company’s auditor since 2019.

GREENLIGHT BIOSCIENCES, INC.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	As of December 31,
	2020	2021
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$95,068	$31,446
Prepaid expenses	2,031	2,331

Total Current Assets	97,099	33,777
Restricted cash	80	362
Property and equipment, net	16,279	23,399
Deferred offering costs	—	4,099
Other assets	370	1,420

TOTAL ASSETS	$113,828	$63,058

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ (DEFICIT) EQUITY
CURRENT LIABILITIES
Accounts payable	$4,537	$7,551
Accrued expenses	6,826	14,624
Convertible debt	—	31,691
Long-term debt, current portion	633	7,234
Deferred revenue	1,663	963
Other current liabilities	252	278

Total Current Liabilities	13,911	62,341
Warrant liabilities	125	2,105
Long-term debt, net of current portion	992	27,152
Convertible debt	17,273	—
Other liabilities	1,562	1,435

TOTAL LIABILITIES	33,863	93,033
COMMITMENTS AND CONTINGENCIES (Note 18)
LEGACY REDEEMABLE CONVERTIBLE PREFERRED STOCK (Note 12)
STOCKHOLDERS’ DEFICIT
Common stock, $0.001 par value; 500,000,000 shares authorized, 96,284,283 and 96,575,107 shares issued and outstanding at December 31, 2020 and December 31, 2021, respectively	10	10
Additional paid-in capital	221,214	223,584
Accumulated deficit	(141,259)	(253,569)

TOTAL STOCKHOLDERS’ (DEFICIT) EQUITY	79,965	(29,975)

TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK
AND STOCKHOLDERS’ (DEFICIT) EQUITY	$113,828	$63,058

See notes to consolidated financial statements.

GREENLIGHT BIOSCIENCES, INC.

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Years Ended December 31,
	2020	2021
REVENUE:
Collaboration revenue	$962	$—
Grant revenue	785	1,595

Total revenue	1,747	1,595
OPERATING EXPENSES:
Research and development	42,866	89,832
General and administrative	11,165	20,321

Total operating expenses	54,031	110,153

LOSS FROM OPERATIONS	(52,284)	(108,558)
OTHER (EXPENSE) INCOME
Interest income	83	37
Interest expense	(1,028)	(2,419)
Change in fair value of warrant liabilities	(22)	(1,370)

Total other (expense), net	(967)	(3,752)

Net loss	$(53,251)	$(112,310)

Net loss per share—basic and diluted	$(0.69)	$(1.17)

Weighted-average common stock outstanding—basic and diluted	77,673,953	96,371,189

See notes to consolidated financial statements.

GREENLIGHT BIOSCIENCES, INC.

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ (Deficit) Equity

(In thousands, except share and per share data)

	$0.001 PAR VALUE CONVERTIBLE PREFERRED STOCK		COMMON STOCK $0.001 PAR VALUE		ADDITIONAL PAID-IN CAPITAL	ACCUMULATED DEFICIT	TOTAL STOCKHOLDERS’ (DEFICIT) EQUITY
	SHARES	AMOUNT	SHARES	AMOUNT
Balances at January 1, 2020	74,768,305	$110,288	3,121,514	$3	$1,381	$(88,008)	$(86,624)
Retroactive application of business combination	(74,768,305)	(110,288)	53,016,802	3	110,285	—	110,288

Adjusted Balance at January 1, 2020	—	—	56,138,316	6	111,666	(88,008)	23,664
Issuance of Legacy Series D convertible preferred stock at $1.8118 per share, net of issuance costs of $543	—	—	40,058,691	4	108,852	—	108,856
Vesting of restricted stock awards	—	—	20,691	—	—	—	—
Stock-based compensation expense	—	—	—	—	659	—	659
Exercise of common stock options	—	—	66,585	—	37	—	37
Net loss	—	—	—	—	—	(53,251)	(53,251)

Balances at December 31, 2020	—	$—	96,284,283	$10	$221,214	$(141,259)	$79,965
Vesting of restricted stock awards	—	—	20,706	—	—	—	—
Exercise of Legacy Series A convertible preferred stock warrant			17,090	—	4	—	4
Warrants issued in connection with debt	—	—	—	—	232	—	232
Issuance of Restricted Stock awards				—	—		—
Stock-based compensation expense	—	—	—	—	1,991	—	1,991
Exercise of common stock options	—	—	253,028	—	143	—	143
Net loss	—	—	—	—	—	(112,310)	(112,310)

Balances at December 31, 2021	—	$—	96,575,107	$10	$223,584	$(253,569)	$(29,975)

See notes to consolidated financial statements.

GREENLIGHT BIOSCIENCES, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2020	2021
CASHFLOWS FROM OPERATING ACTIVITIES:
Net loss	$(53,251)	$(112,310)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	1,754	5,772
Gain on disposal of property and equipment	(15)	(5)
Stock-based compensation expense	659	1,991
Non-cash interest expense	588	828
Change in fair value of warrant liabilities	22	1,370
Changes in operating assets and liabilities
Prepaid expenses and other assets	(1,489)	(920)
Accounts payable	1,172	3,697
Accrued expenses and other liabilities	1,904	8,181
Accrued interest	(83)	344
Deferred rent	477	(80)
Deferred revenue	1,663	(700)

Net cash used in operating activities	(46,599)	(91,832)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of property and equipment	—	109
Purchases of property and equipment	(10,047)	(15,148)

Net cash used in investing activities	(10,047)	(15,039)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of Legacy Series D Preferred Stock	109,042	—
Payment of Legacy Series D issuance costs	(186)	—
Proceeds from issuance of Convertible Debt	16,775	13,500
Payment of Convertible Debt issuance costs	(134)	—
Proceeds from stock option exercises	37	143
Proceeds from secured debt, net of issuance costs and security deposits	—	10,360
Proceeds from secured term loan, net of issuance costs	—	24,973
Proceeds from tenant improvement allowance	1,250	—
Principal payments on secured debt and term loan payable	—	(1,795)
Principal payments on tenant improvement allowance payable	(304)	(161)
Principal payments on capital lease obligations	(632)	(632)
Payment of deferred offering costs	—	(2,857)

Net cash provided by financing activities	125,848	43,531

NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	69,202	(63,340)
Cash, cash equivalents and restricted cash, beginning of year	25,946	95,148

Cash, cash equivalents and restricted cash, end of year	$95,148	$31,808

SUPPLEMENTAL DISCLOSURE OF CASH-FLOW INFORMATION
Cash paid for interest	$376	867

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Property and equipment included in accrued expenses and accounts payable	$3,562	$1,216

Property and equipment acquired under capital lease	$934	$—

Non-cash Legacy Series D issuance costs	$357	$—

Deferred financing costs in accrued expenses and accounts payable	$—	$1,242

Non-cash debt issuance costs	$—	$610

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

1.	NATURE OF BUSINESS AND BASIS OF PRESENTATION

Organization

GreenLight Biosciences, Inc. (“GreenLight” or the “Company”) was incorporated in Delaware in 2008. GreenLight, together with its wholly owned subsidiaries, GreenLight Pandemic Response, Inc. (“GLPRI”), and GreenLight Security Corporation (“GLSC”), is referred to on a consolidated basis as the “Company”. The Company has developed technology to create high-performing, natural ribonucleic acid (“RNA”) products to address global sustainability challenges and promote healthier plants, foods, and people.

The Company is located and headquartered in Medford, Massachusetts. The Company has additional lab and office space in Research Triangle Park, North Carolina, a manufacturing facility in Burlington, Massachusetts, additional lab and office space in Woburn, Massachusetts, and a manufacturing facility in Rochester, New York. The Company’s revenues and expenses are derived from operations in the United States. Since its inception, the Company has devoted substantially all of its efforts to research and development activities, including the development of the Company’s cell-free RNA production process. The Company does not currently generate revenue from sales of any products.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative United States generally accepted accounting principles as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Business Combination Transaction

On August 9, 2021, the Company entered into the business combination agreement (“Business Combination Agreement”) with Environmental Impact Acquisition Corp. (“ENVI”) and Honey Bee Merger Sub, Inc. (“Merger Sub”). Pursuant to the Business Combination Agreement, on February 2, 2022, Merger Sub merged with and into GreenLight (the “Merger”), with GreenLight surviving the Merger as a wholly owned subsidiary of ENVI (the Merger, together with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”).

Immediately before the closing of the Business Combination, ENVI held approximately $207.0 million in a trust account for its public stockholders. In connection with the Business Combination, ENVI’s public stockholders redeemed shares of public common stock for approximately $194.9 million, and the funds remaining after such redemptions, totaling approximately $12.1 million, became available to finance transaction expenses and the future operations of New GreenLight. In connection with the Business Combination, ENVI entered into agreements with new investors and existing GreenLight investors to subscribe for and purchase an aggregate of approximately 12.4 million shares of ENVI Class A Common Stock (the “PIPE Financing”). The PIPE Financing was consummated on February 2, 2022 and resulted in gross proceeds of approximately $136.4 million, prior to payment of the transaction costs (of which $13.5 million was advanced to GreenLight as of December 31, 2021 and an additional $21.8 million was advanced to GreenLight in January 2022). The direct and incremental transaction costs are approximately $25.0 million, with the net proceeds from the Business Combination of approximately $111.4 million expected.

The Merger is accounted for as a reverse recapitalization, whereby for accounting and financial reporting purposes, the Company was the acquirer. A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity will represent the continuation of the consolidated financial statements of the Company in many respects. The shares of ENVI remaining after redemptions of shares of ENVI public common stock and the unrestricted net cash and cash equivalents on the date the Business Combination was consummated will be accounted for as a capital infusion to GreenLight.

Retrospective Adjustment

In accordance with guidance applicable to these circumstances, the Company retroactively applied the recapitalization to the Company’s equity structure including the consolidated statement of stockholders’ (deficit) equity from January 1, 2020 to December 31, 2021, the total stockholders’ (deficit) equity within the Company’s consolidated balance sheet as of December 31, 2021 and 2020, the weighted average outstanding shares basic and diluted for the years ended December 31, 2021 and 2020. The retroactive application reflects the equivalent number of shares of the Company’s common stock, $0.0001 par value per share, issued to Legacy GreenLight’s stockholders in connection with the Business Combination at the applicable exchange ratio of .6656 (the “Exchange Ratio”).

Additionally, Legacy GreenLight’s convertible preferred stock previously classified as temporary equity was retroactively adjusted, converted into common stock and reclassified to permanent equity as a result of the reverse recapitalization. All periods prior to the Business Combination have been restated to reflect the convertible preferred stock as converted to common stock, with no convertible preferred stock outstanding.

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

Liquidity and going concern

Since its inception, the Company has devoted substantially all of its resources to building its platform and advancing development of its portfolio of programs, establishing and protecting its intellectual property, conducting research and development activities, organizing and staffing the Company, business planning, raising capital and providing general and administrative support for these operations. The Company is subject to risks and uncertainties common to early-stage companies in the biotechnology industry, including, but not limited to, technical risks associated with the successful research, development and manufacturing of product candidates, development by competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations and the ability to secure additional capital to fund operations. Current and future programs will require significant research and development efforts, including extensive field trials, preclinical and clinical trials and regulatory approvals prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel, and infrastructure. Even if the Company’s development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.

As presented in the financial statements, the Company has incurred substantial losses since inception and incurred net losses of approximately $53.3 million and $112.3 million for the years ended December 31, 2020 and 2021, respectively. As of December 31, 2021, the Company had an accumulated deficit of approximately $253.6 million and cash and cash equivalents of approximately $31.4 million. Cash used in operating activities totaled approximately $46.6 million and $91.8 million for the years ended December 31, 2020 and 2021, respectively. The Company expects to generate operating losses and negative operating cash flows for the foreseeable future.

As of March 31, 2022, the issuance date of the annual consolidated financial statements for the years ended December 31, 2021 and 2020, the Company expects that its existing cash and cash equivalents of approximately $31.4 million as of December 31, 2021, plus proceeds from the Business Combination and the PIPE Financing, will not be sufficient to fund its operations for twelve months from the date these financial statements are issued. The Company is evaluating a range of opportunities to extend its cash runway, including management of program spending, platform licensing collaborations and/or potential financing activity.

The Company will not generate any revenue from product sales unless and until it successfully completes development and obtains regulatory approval for one or more of its product candidates. If the Company obtains regulatory approval for any of its product candidates, it expects to incur significant expenses related to developing its internal commercialization capability to support product sales, marketing and distribution.

As a result, the Company will need substantial additional funding to support its operating activities as it advances its product candidates through development, seeks regulatory approval and prepares for and, if any of its product candidates are approved, proceeds to commercialization. Until such time as the Company can generate significant revenue from product sales, if ever, the Company expects to finance its operating activities through a combination of equity offerings, debt financings, and license and development agreements in connection with any future collaborations. Adequate funding may not be available to the Company on acceptable terms, or at all.

If the Company is unable to obtain funding, the Company will be forced to delay, reduce or eliminate some or all of its research and development programs, product portfolio expansion or commercialization efforts, which could adversely affect its business prospects, or the Company may be unable to continue operations. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continuing operations, if at all.

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

Based on its recurring losses from operations incurred since inception, expectation of continuing operating losses for the foreseeable future, and need to raise additional capital to finance its future operations, the Company has concluded that there is substantial doubt about its ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the operations of the Company and its wholly owned subsidiaries, GLPRI and GLSC. All intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses, and the disclosure of contingent assets and liabilities as of and during the reporting period. The Company bases its estimates and assumptions on historical experience when available and on various factors that it believes to be reasonable under the circumstances. This process may result in actual results differing materially from those estimated amounts used in the preparation of the financial statements if these results differ from historical experience, or other assumptions do not turn out to be substantially accurate, even if such assumptions are reasonable when made. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, revenue recognition, the accrual of research and development costs, acquisition of in-process research and development assets, the fair values of common and Preferred Stock (as defined below), useful lives assigned to property and equipment, and the fair value of warrant liabilities. The Company assesses estimates on an ongoing basis; however, actual results could materially differ from those estimates.

Operating Segments

Operating segments are identified as components of an enterprise about which separate discrete financial information is made available for evaluation by the chief operating decision maker (“CODM”) in making decisions regarding resource allocation and assessing performance. The CODM is the Company’s Chief Executive Officer. The Company manages its operations as a single segment for the purposes of assessing performance and making operating decisions.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Investments qualifying as cash equivalents primarily consist of money market funds. The Company’s cash equivalents in the consolidated balance sheets at December 31, 2020 and 2021, were approximately $95.1 million and $31.4 million, respectively.

Restricted Cash

The Company maintains letters of credit in conjunction with the Company’s lease agreements. As of December 31, 2020 and 2021, the underlying cash balance securing these letters of credit of approximately

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

$0.1 million and $0.3 million, respectively, was classified as a noncurrent asset in the consolidated balance sheets based on the terms of the lease agreement.

Concentrations of Credit Risk

The Company has no significant off-balance sheet credit risk. Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents. The Company maintains deposits in accredited financial institutions in excess of federally insured limits. The Company deposits its cash and cash equivalents in financial institutions that it believes have high credit quality, has not experienced any losses on such accounts and does not believe it is exposed to any unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

Fair Value Measurements

ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), establishes a fair value hierarchy for instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s own assumptions (unobservable inputs). Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances.

ASC 820 identifies fair value as the exchange price, or exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a three-tier fair value hierarchy that distinguishes between the following:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for a similar asset or liability, either directly or indirectly.

•	Level 3 inputs are unobservable inputs that reflect the Company’s own assumptions about the inputs that market participants would use in pricing the asset or liability.

Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

Property and Equipment

Property and equipment are recorded at cost and depreciated over the estimated useful lives of the related assets using the straight-line method. Maintenance and repairs to an asset that do not improve or extend its life are expensed in the period incurred. Expenditures made to improve or extend the life of property and equipment are capitalized. Leasehold improvements are depreciated over the shorter of the useful life of the improvements or the remaining term of the associated lease. The estimated useful lives of property and equipment are as follows:

ESTIMATED USEFUL LIFE
Laboratory equipment	5 years
Computer equipment and software	3 years
Leasehold improvements	Shorter of useful life or lease term

Property and equipment subject to a capital lease are depreciated over the shorter of the useful life or the term of the lease. Construction in progress is stated at cost, which includes direct costs attributable to the setup or construction of the related asset. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is reflected in the Company’s statement of operations.

Acquired In-process Research and Development

The Company measures and recognizes acquisitions that are not deemed to be business combinations as acquisitions of assets based on the cost to acquire the assets, which includes transaction costs, and the consideration is allocated to the items acquired based on a relative fair value methodology. Goodwill is not recognized in asset acquisitions. In an asset acquisition, the cost allocated to acquire in-process research and development with no alternative future use is charged to research and development expense at the acquisition date. At the time of acquisition, the Company determines if a transaction should be accounted for as a business combination or acquisition of assets.

The Company applied asset acquisition treatment in accounting for the acquisition of the intangible assets of Bayer Crop Science, LLP acquired during the year ended December 31, 2020.

Impairment of Long-lived Assets

The Company evaluates its long-lived assets, which consist primarily of property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Such events and circumstances include, but are not limited to, significant decreases in the market value of an asset, adverse changes in the extent or manner in which the asset is being used, or significant changes in business climate. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. During the years ended December 31, 2020 and 2021, no impairment indicators were identified.

Redeemable Convertible Preferred Stock

The Company classifies redeemable convertible Preferred Stock (“Preferred Stock”) as temporary equity in the accompanying consolidated balance sheets due to certain redemption events that are not within the

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

Company’s control such as a liquidation, winding up, certain mergers, and the occurrence of a deemed liquidation event as defined in the Company’s certificate of incorporation. In the event of a deemed liquidation event, the proceeds from the event are distributed in accordance with liquidation preferences (Note 12). Prior to the retroactive impact of the recapitalization, as of December 31, 2020 and 2021, none of the circumstances under which the Company’s Preferred Stock would become redeemable are probable, and, as a result, the Company does not accrete the carrying values of the Preferred Stock to the redemption values. Subsequent adjustments of the carrying values to the ultimate redemption values will be made only when it becomes probable that such a liquidation event will occur.

Warrants

The Company applies relevant accounting guidance for warrants to purchase the Company’s stock based on the nature of the relationship with the counterparty. For warrants issued to investors or lenders in exchange for cash or other financial assets, the Company follows guidance issued within ASC 480, Distinguishing Liabilities from Equity (“ASC 480”), and ASC 815, Derivatives and Hedging (“ASC 815”), to assist in the determination of whether the warrants should be classified as liabilities or equity. Warrants that are determined to require liability classification are measured at fair value upon issuance and are subsequently remeasured to their then fair value at each subsequent reporting period with changes in fair value recorded in current earnings. Warrants that are determined to require equity classification are measured at fair value upon issuance and are not subsequently remeasured unless they are required to be reclassified.

For warrants issued to nonemployees for goods or services, or to customers as non-cash consideration, the Company follows guidance issued within ASC 718, Compensation – Stock Compensation (“ASC 718”), to determine whether the share-based payments are equity or liability classified. Such warrants are measured at fair value on the grant date. The related expense or reduction in transaction price is recognized in the same period and in the same manner as if the Company had paid cash for the goods or services, or in the same manner that transfer of control of the related performance obligations occurs

Contract Revenue

The Company recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), which provides a five-step model for recognizing revenue from contracts with customers as follows:

•	Identify the contract with a customer

•	Identify the performance obligations in the contract

•	Determine the transaction price

•	Allocate the transaction price to the performance obligations in the contract

•	Recognize revenue when or as performance obligations are satisfied

For the year ended December 31, 2020, all contract revenue was generated from a collaboration agreement with Ingredion Incorporated (“Ingredion”) to develop a semicontinuous cell-free production process for the commercial production of certain molecules using biological synthesis tools and proprietary technology developed by the Company. The Ingredion Agreement is within the scope of ASC 606. There was no contract revenue generated during 2021 from the collaboration agreement with Ingredion.

Under ASC 606, an entity recognizes revenue when or as its customer obtains control of distinct promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services.

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

Our customer arrangements primarily consist of a license, rights to our intellectual property, and research and developments services. Performance obligations are promises in a contract to transfer a distinct good or service to the customer and are considered distinct when (i) the customer can benefit from the good or service on its own or together with other readily available resources and (ii) the promised good or service is separately identifiable from other promises in the contract. In assessing whether promised goods or services are distinct, we consider factors such as the stage of development of the underlying intellectual property, the capabilities of the customer to develop the intellectual property on its own, or whether the required expertise is readily available and whether the goods or services are integral or dependent to other goods or services in the contract.

The Company estimates the transaction price based on the amount expected to be received for transferring the promised goods or services in the contract. The consideration may include fixed consideration or variable consideration. At the inception of each arrangement that includes variable consideration, the Company evaluates the amount of potential payments and the likelihood that the payments will be received. The Company utilizes either the most likely amount method or expected amount method to estimate the amount expected to be received based on which method best predicts the amount expected to be received. The amount of variable consideration, which is included in the transaction price, may be constrained and is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue recognized will not occur in a future period when the variability is resolved. Under the collaboration agreement with Ingredion, the variability related to the variable consideration would be resolved when the Company has successfully achieved pilot scale production that satisfies specified volume, yield, and cost targets (“Milestone 2”).

For revenue related to sales-based royalties received from licensees, including milestone payments based on the level of sales, where the license is deemed to be the predominant item to which the royalties relate, the Company recognizes revenue at the later of (i) when the related sales occur or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied). To date, the Company has not recognized any consideration related to sales-based royalty revenue resulting from the Ingredion collaboration agreement.

The Company allocates the transaction price based on the estimated stand-alone selling price of each of the performance obligations and develops assumptions that require judgment to determine the stand-alone selling price for each performance obligation identified in a contract with a customer. The Company utilizes key assumptions to determine the stand-alone selling price for service obligations, which may include other comparable transactions, pricing considered in negotiating the transaction, and the estimated costs. Any variable consideration is allocated specifically to one or more performance obligations in a contract when the terms of the variable consideration relate to the satisfaction of the performance obligation and the resulting amounts allocated are consistent with the amounts we would expect to receive for the satisfaction of each performance obligation.

The consideration allocated to each performance obligation is recognized as revenue when control is transferred for the related goods or services. For performance obligations that consist of licenses and other promises, the Company applies judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress. The Company evaluates the measure of progress each reporting period and, if necessary, adjusts the measure of performance and related revenue recognition. The Company has determined that the license and research and development services under the Ingredion agreement are a single combined performance obligation satisfied over time. The Company must select a single measure of progress that best depicts the Company’s measurement of progress. ASC 606-10-26-33 states that appropriate methods of measuring progress include output methods and input methods and notes that an entity should consider the nature of the good or service that the entity promised to transfer to the customer in determining the appropriate method for measuring progress. Since activities performed to research and validate one phase may be

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

useful in researching and validating subsequent phases, the Company believes that an input method, which tracks the Company’s efforts required to perform the contracted activities during the contract term, is more representationally faithful than an output method, which might track the agreed upon deliverables that are not similar to one another.

Grant Revenue

In July 2020, we entered into a grant agreement with the Bill & Melinda Gates Foundation to advance research in in vivo gene therapy for sickle cell disease and to explore new, low-cost capabilities for the in vivo functional cure of sickle cell and/or durable suppression of HIV in developing countries. The grant agreement with the Bill & Melinda Gates foundation provides for payments for reimbursed costs, which include general and administrative costs. As we are performing services under the agreement that are consistent with the Company’s ongoing central activities and we have determined that we are the principal in the agreement, we recognize grant revenue as we perform services under this agreement when the funding is committed, which occurs as underlying costs are incurred. Revenues and related expenses are presented gross in the consolidated statements of operations as we have determined that we are the primary obligor under the agreement relative to the research and development services we perform as the lead technical expert.

Deferred Revenue

Amounts received prior to satisfying the revenue recognition criteria are recorded as deferred revenue in the Company’s consolidated balance sheets. If the related performance obligation is expected to be satisfied within the next twelve months, the related deferred revenue will be classified in current liabilities.

Research and Development Costs

Research and development expenses consist primarily of costs related to discovery and research and development of products, including personnel expenses, stock-based compensation expense, allocated facility-related and depreciation expenses, third-party license fees, and external costs of outside vendors engaged to conduct field trials and clinical development activities. The Company records accruals for estimated costs incurred of our field trials, preclinical studies, and manufacturing development. A portion of our field trials, preclinical studies, and manufacturing development activities are conducted by third-party service providers, including contract research organizations and contract manufacturing organizations. The financial terms of these contracts may result in payments that do not match the periods over which materials or services are provided. We accrue the costs incurred under the agreements based on an estimate of actual work completed in accordance with the agreements. In the event we make advance payments for goods or services that will be used or rendered for future research and development activities, the payments are deferred and capitalized as a prepaid expense and recognized as expense as the goods are received or the related services are rendered. Research and development costs that do not meet the requirements to be recognized as an asset as the associated future benefits are uncertain and there is no alternative future use at the time the costs were incurred are expensed as incurred.

General and Administrative Expenses

The Company expenses general and administrative costs to operations as incurred. General and administrative expenses consist primarily of compensation, benefits and other employee-related expenses for personnel in the Company’s administrative, finance, legal, information technology, business development, communications, and human resources functions. Other costs include the legal costs incurred in connection with filing and prosecuting patent and trademark applications, general and administrative related facility costs, insurance costs and professional fees for accounting, tax, consulting, legal and other services.

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

Stock-Based Compensation Expense

The Company accounts for all stock-based payment awards granted to employees and non-employees as stock-based compensation expense at grant date fair value. The Company’s stock-based payments include stock options and grants of common stock, including common stock subject to vesting. The measurement date for employee and non-employee awards is the date of grant, and stock-based compensation costs are recognized as expense over the recipient’s requisite service period, which is the vesting period, on a straight-line basis. The Company has also issued common stock options with milestone or performance-based vesting conditions and recorded the expense for these awards if or when it was deemed probable that the milestone or performance condition would be achieved. Stock-based compensation is classified in the accompanying statements of operations based on the function to which the related services are provided. The Company recognizes stock-based compensation expense for the portion of awards that have vested. Forfeitures are accounted for as they occur.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company has historically been a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The Company uses the simplified method as prescribed by the Securities and Exchange Commission Staff Accounting Bulletin No. 107, Share-Based Payment, to calculate the expected term for options granted to employees and non-employees, whereby, the expected term equals the arithmetic average of the vesting term and the original contractual term of the options due to its lack of sufficient historical data. The expected term of stock options granted to non-employees is determined in the same manner as stock options granted to employees. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future.

Income Taxes

The Company is primarily subject to U.S. federal, Massachusetts, North Carolina and New York state income taxes. The Company accounts for income taxes using the asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in the Company’s tax returns. Deferred tax assets and liabilities represent future tax consequences of temporary differences between the consolidated financial statement carrying amounts and the tax basis of assets and liabilities and for loss carryforwards using enacted tax rates expected to be in effect in the years in which the differences reverse. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense.

Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies. The Company also recognizes a tax benefit from uncertain tax positions only if it is “more likely than not” that the position is sustainable based on its technical merits. We evaluate uncertain tax positions on a regular basis. The evaluations are based on several factors, including changes in facts and circumstances, and changes in tax law. Interest and penalties related to unrecognized tax benefits are included within the provision for income tax. To date, we have not been subject to any interest or penalties.

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

Net Loss per Share

Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed using the weighted-average number of common shares outstanding during the period and, if dilutive, the weighted-average number of potential shares of common stock.

Common stock equivalent shares are excluded from the computation of diluted net loss per share if their effect is antidilutive. In periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is generally the same as basic net loss per share attributable to common stockholders since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. The Company reported a net loss attributable to common stockholders for the years ended December 31, 2020 and 2021.

In connection with the Merger, GreenLight equity has been retroactively adjusted to the earliest period presented to reflect the legal capital of the legal acquirer, ENVI. As a result, net loss per share was also retrospectively adjusted for periods ended prior to the Merger. See Note 1 for details of the Merger and Note 16 for discussion of the retrospective adjustment of net loss per share.

Comprehensive Loss

Comprehensive loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. As of December 31, 2020 and 2021, the Company had no items qualifying as other comprehensive loss; accordingly, comprehensive loss equaled net loss.

Deferred Offering Costs

As of December 31, 2021, the Company capitalized deferred offering costs of approximately $4.1 million. Deferred offering costs include certain legal, accounting, consulting and other third-party fees incurred directly related to the anticipated business combination. At the closing of the business combination, these costs will be recorded in stockholders’ deficit as a reduction of additional paid-in capital.

Subsequent Events

The Company considers events or transactions that have occurred after the balance sheet date of December 31, 2021, but prior to March 31, 2022, the date the consolidated financial statements were issued, to provide additional evidence relative to certain estimates or to identify matters that require additional recognition or disclosure. Subsequent events have been evaluated through the date these financial statements were issued.

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), as subsequently amended (“Topic 842”), to improve financial reporting and disclosures about leasing transactions. This ASU requires companies that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases, where the lease terms exceed 12 months. The recognition, measurement and presentation of expense and cash flows arising from a lease by a lessee will depend primarily on its classification as a finance or operating lease; both types of leases will be recognized on the balance sheet. This ASU also requires disclosures to help financial statement users to better understand the amount, timing and uncertainty of cash flows arising from leases. On June 3, 2020, the FASB issued ASU 2020-05, which amended the effective dates of Topic 842 to give immediate relief from business disruptions caused by the COVID-19 pandemic and provides a one-year deferral of the effective date for nonpublic companies. Therefore, for public companies, the effective date is still December 15, 2018, while the effective date for private companies will now be fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. As the Company qualifies as an emerging growth company, the Company will follow the annual reporting guidance as of January 1, 2022 in connection with the issuance of its annual financial statements for the year ended December 31, 2022, and apply the provisions of ASC 842 in interim periods commencing after December 15, 2022. The Company will use the optional transition method to the modified retrospective approach in which Topic 842 will not be applied to comparative periods presented and incremental disclosures are not required for periods before the Company’s adoption of Topic 842. The Company has elected this transition approach as well as the package of practical expedients permitted under the transition guidance within the new standard, which allowed the Company to carry forward the historical lease classification of contracts entered into prior to January 1, 2022. As a result of electing the package of practical expedients described above, existing leases and related initial direct costs have not been reassessed prior to the effective date, and therefore, adoption of the lease standard did not have an impact on the Company’s previously reported consolidated financial statements. The Company also elected the following practical expedients: (i) combining lease and non-lease components for all asset classes and (ii) leases with an initial term of 12 months or less are not recorded in the consolidated balance sheets, and the associated lease payments are recognized in the consolidated statements of operations on a straight-line basis over the lease term.

The Company expects the adoption of Topic 842 will result in the recognition of right-of-use assets and lease liabilities. These amounts are still being determined through the development of an incremental borrowing rate. The Company does not expect the adoption of Topic 842 to have a material impact to the consolidated statements of operations and comprehensive income, redeemable convertible preferred stock and stockholders’ equity (deficit), or cash flows.

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging— Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). The amendments in ASU 2020-06 simplify the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts in an entity’s own equity. Under ASU 2020-06, a convertible debt instrument will be accounted for as a single liability measured at its amortized cost, as long as no other features require bifurcation and recognition as derivatives. These changes will reduce reported interest expense and increase reported net income for entities that have issued a convertible instrument that was bifurcated under previously existing guidance. The new guidance also requires the if-converted method to be applied for all convertible instruments. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021. Early adoption is permitted. Upon adoption, entities may apply the new standard on a modified retrospective or full retrospective basis. The Company is currently evaluating the impact that the adoption of ASU 2020-06 may have on its financial position and results of operations. The Company’s analysis includes, but is not limited to, reviewing existing convertible debt agreements, assessing potential disclosures, and evaluating the impact of adoption on the Company’s

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

consolidated financial statements. The Company is in the process of determining the impact the ASU 2020-06 will have on the financial statements, as well as its plan for implementation.

3.	BAYER ASSET ACQUISITION

On December 10, 2020, the Company entered into an Assignment and License Agreement (“ALA”) with Bayer CropScience LLP (“Bayer”) to acquire certain assets related to Bayer’s Bee Health, Insect Control, and Deliver intellectual property (the “Bayer Assets” or the “acquired IPR&D”).

The Company acquired the Bayer Assets for cash consideration of $2.0 million. As of the acquisition date, the acquired set of assets does not meet the definition of a business and thus the IPR&D acquired was accounted for as an asset acquisition. As of the acquisition date, the assets acquired had no alternative future use and had not reached a stage of technological feasibility. As a result, the amounts were recorded as research and development expense in the accompanying consolidated statements of operations. Additionally, the Company has also agreed to make additional contingent cash payments up to an aggregate of $2.0 million based on the achievement of certain development, regulatory and commercialization events as set forth in the ALA. The ALA includes potential milestone payments that are dependent upon the development of products using the intellectual property licensed under the ALA and contingent upon the achievement of certain development or regulatory approval milestones, as well as commercial milestones. As of December 31, 2020 and 2021, no milestones have been achieved and it is not probable that the Company will reach any milestones and hence did not recognize these potential obligations in the consolidated financial statements.

As the acquired IPR&D was determined to have no alternative future use and the contingent payments were not determined to be a derivative, these payments will be recorded when the contingency is resolved, and the related consideration is issued or becomes issuable. As of December 31, 2020 and 2021, no contingent payments have been accrued or paid.

4.	LICENSE AGREEMENT

In August 2020, the Company entered into a Development and Option Agreement (the “Development and Option Agreement”) with Acuitas Therapeutics, Inc. (“Acuitas”). Under the terms of the Development and Option Agreement, the parties agreed to a program for the joint development of certain products combining the Company’s mRNA constructs with Acuitas’s liquid nanoparticle technology (“Acuitas LNP Technology”). Upon entering the Development and Option Agreement, the Company incurred a $0.8 million technology access fee. Under the Development and Option Agreement, the Company may reserve up to three specified targets (“Reserved Targets”) for development of therapeutic products related to such targets, using the Acuitas LNP Technology. In order to reserve a Reserved Target, the Company must provide a target reservation notice to Acuitas and must pay a target reservation and maintenance fee of $0.1 million per target per contract year. For each Reserved Target, the Company may also reserve up to three additional vaccine or antibody targets meant to be included within the same product as the Reserved Target (“Additional Targets”), which incur additional target reservation fees per contract year. Under the Development and Option Agreement, the Company is required to maintain at least one Reserved Target.

Under the Development and Option Agreement, the Company has the right to exercise a license option to develop and commercialize one or more therapeutic products relating to each Reserved Target. In the event that the Company exercises the options, the Company will pay $1.5 million for the first non-exclusive license, approximately $1.8 million for the second non-exclusive license and approximately $2.8 million for the third non-exclusive license. Under the terms of the Development and Option Agreement, the Company is also responsible for the full-time employee funding obligations and reimbursements to Acuitas for certain development and material costs incurred by them, which totaled approximately $0.5 million in 2021.

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

In January 2021, the Company exercised the first option under the Development and Option Agreement and entered into a non-exclusive license agreement with Acuitas (the “Acuitas License Agreement”), under which the Company was granted a non-exclusive, worldwide, sublicensable license under the Acuitas LNP Technology to research, develop, manufacture, and commercially exploit vaccine products consisting of certain of the Company’s mRNA constructs and Acuitas’s LNP technology. In connection with the option exercise, the Company paid Acuitas an option exercise fee of $1.5 million. Under the Acuitas License Agreement, the Company is required to pay Acuitas an annual license maintenance fee of $1.0 million for the first and second targets and $0.8 million for the third target until the Company achieves a particular development milestone. Acuitas is entitled to receive potential clinical and regulatory milestone payments in in the low double-digit millions for this exercised option. With respect to the sale of each licensed product, the Company is also obligated to pay Acuitas percentage royalties in the low single digits on net sales of the licensed products by the Company and its affiliates and sublicensees in a given country until the last to occur, in such country, of (i) the expiration or abandonment of all licensed patent rights covering the licensed product, (ii) expiration of any regulatory exclusivity for the licensed product, or (iii) ten years from the first commercial sale of the licensed product.

The option exercise fee under the Development and Option Agreement was recorded as research and development expense upon the Company’s exercise of the first option. Additionally, the technology access fees, target reservation and maintenance fees, expenses associated with the full-time employee funding obligations and reimbursements for development and material costs incurred by Acuitas are recorded as research and development expense when incurred. The annual maintenance fee will be recorded as an expense on an annual basis based on the stated amount for the applicable year. Upon determination that a milestone payment is probable to occur, the amount of the milestone payment will be recorded as research and development expense. As the triggering of these milestone payments was not considered probable as of December 31, 2020 and 2021, no expense has been recorded during these periods. The royalty payment is contingent upon sales of licensed products under the Acuitas License Agreement. As such, when such expenses are considered probable and estimable at the commencement of sales, the Company will accrue royalty expense for the amount the Company is obligated to pay.

The Company recorded an aggregate of $0.8 million and $2.0 million of research and development expenses, consisting of the technology access fees, option exercise fee and technology maintenance fees, for the years ended December 31, 2020 and 2021, respectively.

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

5.	FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s financial assets and liabilities measured at fair value on a recurring basis and indicates the level of the fair value hierarchy utilized to determine such fair values (in thousands):

DESCRIPTION	DECEMBER 31, 2020	QUOTED PRICES IN ACTIVE MARKETS FOR IDENTICAL ASSETS (LEVEL 1)	SIGNIFICANT OBSERVABLE INPUTS (LEVEL 2)	SIGNIFICANT UNOBSERVABLE INPUTS (LEVEL 3)
Asset
Money market funds	$55,747	$55,747	$—	$—

Total assets measured at fair value	$55,747	$55,747	$—	$—

Liability
Warrant liability	$125	$—	$—	$125
Convertible debt	$17,273	$—	$—	$17,273

Total liabilities measured at fair value	$17,398	$—	$—	$17,398

DESCRIPTION	DECEMBER 31, 2021	QUOTED PRICES IN ACTIVE MARKETS FOR IDENTICAL ASSETS (LEVEL 1)	SIGNIFICANT OBSERVABLE INPUTS (LEVEL 2)	SIGNIFICANT UNOBSERVABLE INPUTS (LEVEL 3)
Asset
Money market funds	$31,446	$31,446	$—	$—

Total assets measured at fair value	$31,446	$31,446	$—	$—

Liability
Warrant liabilities	$2,105	$—	$—	$2,105
Convertible debt	$31,691	$—	$—	$31,691

Total liabilities measured at fair value	$33,796	$—	$—	$33,796

Money market funds were valued by the Company based on quoted market prices, which represent a Level 1 measurement within the fair value hierarchy.

There have been no transfers between fair value levels during the years ended December 31, 2020 and 2021. The carrying values of other current assets, accounts payable and accrued expenses approximate their fair values due to the short-term nature of these assets and liabilities.

The fair value of the common and Preferred Stock warrant liabilities was determined using the Black-Scholes option-pricing model with the assumptions as disclosed in Note 11. These assumptions include significant judgments including the fair value of the underlying common and Preferred Stock. An increase or decrease in the estimated fair value will result in increases or decreases in the fair value of the warrant liabilities

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

and such changes could be material.

The carrying value of each of the Horizon term loan, the SVB term loan, and the equipment financing as of December 31, 2021 approximates their fair value as the interest rate approximates the market rate for loans with similar terms and risk characteristics. The Company estimated the fair value of the convertible debt using a discounted cash flow analysis and currently prevailing market terms as of December 31, 2021. The carrying value and fair value of the convertible debt was $30.2 million and $28.9 million, respectively, as of December 31, 2021. The fair value of the convertible debt was determined using Level 3 inputs. See Note 10 for further detail of all outstanding debt as of December 31, 2021.

The following table presents a roll-forward of the aggregate fair values of the Company’s liabilities for which fair value is determined by Level 3 inputs (in thousands):

WARRANT
LIABILITY
Balance—January 1, 2020	$103
Change in fair value	22

Balance—December 31, 2020	125
Issuance of common stock warrant	610
Change in fair value	1,370

Balance—December 31, 2021	$2,105

6.	COLLABORATION ARRANGEMENT

The Company’s collaboration revenue is generated through collaboration arrangements with Ingredion. Starting in December 2015, the Company entered into a Master Collaboration and Exclusive License Agreement and related amendments (collectively, the “Ingredion Agreements”) with Ingredion to develop a semicontinuous cell-free production process for the commercial production of certain molecules using biological synthesis tools and proprietary technology developed by the Company. The parties have mutually agreed to end the collaboration and an official termination notice was received on September 30, 2021.

As per the Ingredion Agreements, (a) the Company and Ingredion were to agree to specific collaboration projects from time to time and the Company was to be compensated by Ingredion for each project according to an agreed-upon billing schedule, (b) Ingredion was to make payments to the Company upon achievement of specific technical milestones, and (c) Ingredion was also to make royalty payments, including annual minimum royalty payments, to the Company if and when certain commercial and regulatory milestones are met.

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

The Company recognized funded research and collaboration revenue of approximately $1.0 million and $0 in the consolidated statements of operations during the years ended December 31, 2020 and 2021, respectively, related to specific collaboration projects associated with the Ingredion Agreements. Costs associated with the Ingredion Agreements were recorded as research and development expenses.

Under the Ingredion Agreements, the Company was entitled to receive up to $12,000 in milestone payments upon the achievement of six separate milestones, including demonstration of feasibility, achievement of pilot scale production that satisfies specified volume, yield, and cost targets (“Milestone 2”), and achievement of commercial scale production that satisfies specified volume, yield, and cost targets, as well as achievement of three separate targets for net sales by Ingredion of products based on the licensed technology. At the end of each reporting period, the Company re-evaluated the probability of achievement of Milestone 2 and any related constraint, and if necessary, adjusted its estimate of the overall transaction price. Any such adjustments were added to the transaction price with a corresponding adjustment being made to the measure of progress, and, as necessary, recorded on a cumulative catch-up basis, which would have affected collaboration revenue in the period of adjustment. As of December 31, 2020 and 2021, no milestones had been achieved, and during the year ended December 31, 2021, the Ingredion Agreements were terminated. As such, no milestone payments have been included in the transaction price.

For arrangements that include sales-based royalties, including milestone payments based on the level of sales, and the license is deemed to be the predominant item to which the royalties relate, the Company recognizes revenue at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied). The Company was entitled to receive royalties on net sales by Ingredion of products based on the licensed technology. The royalty rate was in the mid-single digits and was subject to an annual minimum royalty in the amounts of $0.1 million starting 30 months after achievement of Milestone 2, $0.5 million per year after the fifth anniversary of achievement of Milestone 2, and $1.0 million annually after the eighth anniversary of achievement of Milestone 2. As of December 31, 2020 and 2021, no milestones had been achieved, and during the year ended December 31, 2021, the Ingredion Agreements were terminated. As such, no royalty revenue has been recognized.

7.	GRANT REVENUE

In July 2020, the Company was approved to receive a grant from the Bill & Melinda Gates Foundation in the amount of approximately $3.3 million. As of December 31, 2021, the Company had received the entire grant award, of which approximately $2.4 million was received during the year ended December 31, 2020, and the remaining approximately $0.9 million was received during the year ended December 31, 2021. The grant funds are to be used for the sole purpose of research for in vivo gene therapy for sickle cell disease and to explore new, low-cost capabilities for the in vivo functional cure of sickle cell and or durable suppression of HIV in developing countries. The Company incurred research and development costs of approximately $0.7 million and $1.4 million associated with this grant as of December 31, 2020 and 2021, respectively. The Company has recognized revenue of approximately $0.8 million and $1.6 million in the consolidated statements of operations for the years ended December 31, 2020 and 2021, respectively, and recorded the balance of approximately $1.7 million and $1.0 million as deferred revenue in the consolidated balance sheets as of December 31, 2020 and 2021, respectively. The research supported by this grant is expected to be completed by May 31, 2022.

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

8.	PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following as of December 31, 2020 and 2021 (in thousands):

	DECEMBER 31,
	2020	2021
Computer hardware and software	$533	$732
Laboratory equipment	8,040	19,590
Leasehold improvements	4,545	10,442
Construction in progress	6,847	1,894

Total	19,965	32,658
Less: Accumulated depreciation and amortization	(3,686)	(9,259)

Property and equipment, net	$16,279	$23,399

As of December 31, 2020 and 2021, property and equipment, net included capital lease assets of approximately $2.5 million, with accumulated amortization of approximately $0.9 million and $1.5 million, respectively, within the consolidated balance sheets. Depreciation and amortization expense for the years ended December 31, 2020 and 2021, was approximately $1.7 million and $5.7 million respectively, within the consolidated statements of operations.

9.	ACCRUED EXPENSES

Accrued expenses as of December 31, 2020 and 2021 consisted of the following (in thousands):

	December 31,
	2020	2021
Accrued employee compensation and benefits	$4,024	$8,492
Accrued research and development	612	4,059
Accrued professional fees	568	1,888
Accrued other	1,622	185

Total accrued expenses	$6,826	$14,624

10.	DEBT

A summary of the outstanding debt as of December 31, 2021 is as follows (in thousands):

As of December 31, 2021
Description	Issuance Date(s)	Maturity Date(s)	Stated Interest Rate	Principal Balance Outstanding	Unamortized Debt Discount	Debt Balance
Trinity Equipment Financing	March 2021 - August 2021	March 2024 - August 2024	9.48% - 9.73%	9,454	(252)	9,202
Term Loan - Silicon Valley Bank	September 2021	September 2024	3.50%	10,000	(225)	9,775
Term Loan - Horizon	December 2021	May 2025	9.00%	15,000	(582)	14,418
Capital Lease				992	—	992

Total Debt				35,446	(1,060)	34,386
Less: current portion, net of current portion of debt discount						(7,234)

Total long-term						27,152
Convertible Note - PIPE Investors	December 2021	December 2022	0.33%	13,500	0	13,500
Convertible Notes	April & May 2020	April & May 2022	5.00%	18,213	(22)	18,191

				31,713	(22)	31,691

				67,159	(1,082)	66,077

(a)

As of December 31, 2020 and 2021, the Company’s debt liability included $16.8 million of convertible notes issued by GLPRI in 2020, as well as the associated accrued interest liability of $0.6 million and $1.4 million, respectively.

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

Convertible Instruments - PIPE Investors

In December 2021, certain new and existing investors in GreenLight (the “Prepaying PIPE Investors”) agreed to purchase from GreenLight convertible instruments with an aggregate principal amount of approximately $35.3 million (the “PIPE Instruments”), $13.5 million of which was received on or before December 31, 2021. The remainder of the PIPE Instruments were issued in January 2022 in exchange for cash totaling approximately $21.8 million. As such, the Company recorded $13.5 million of the debt liability as of December 31, 2021. The PIPE Instruments bear interest at the minimum applicable federal rate per annum payable at maturity. The PIPE Instruments have a maturity date on the earlier of twelve months after their issuance dates or an event of default. The PIPE Instruments are pre-payable in whole or in part at any time. The terms of the PIPE Instruments require GreenLight to settle the total outstanding principal together with any accrued but unpaid interest on the maturity date. See Note 18 for further discussion of the PIPE transaction.

The PIPE Instruments provided for the automatic conversion of the outstanding principal into shares of the class of capital stock issued in a Qualified Financing (as defined below). Upon the closing of certain change of control transactions or an initial public offering (“IPO”), GreenLight was obligated to repay the Prepaying PIPE Investors an amount equal to the outstanding principal balance and interest accrued on the PIPE Instruments in preference to any payments made to the holders of GreenLight’s common stock.

In conjunction with entering into the PIPE Instruments, each PIPE Investor entered into a side letter agreement (the “Side Letter”) with GreenLight, which required the PIPE Investor to tender its PIPE Instrument as a corresponding payment for all or a portion of such PIPE Investor’s purchase of shares upon the closing of a business combination with ENVI.

The PIPE Instruments included the following conversion and redemption features:

a)

Upon an equity financing involving the sale of capital stock of the Company primarily for capital-raising purposes on terms no less favorable to the purchasers than the terms of GreenLight’s Series D Preferred Stock financing (a “Qualified Financing”), all then outstanding principal on each PIPE Instrument would automatically convert into that number of shares of capital stock issued in such Qualified Financing equal to the quotient obtained by dividing (i) the outstanding principal amount of the PIPE Instrument by (ii) the lower of the Conversion Discount Price or the Capped Price (each as defined for purposes of the PIPE Instrument).

b)

Upon a change of control or an IPO, the holders of the PIPE Instruments would be entitled to receive an amount equal to the outstanding principal and interest on the holders’ PIPE Instruments in preference to the holders of GreenLight’s common stock.

c)

Upon the occurrence of an event of default, the PIPE Instruments would automatically become due and payable. Upon such acceleration, all outstanding principal (with no penalty) and unpaid accrued interest would become payable.

The Company assessed the embedded features within the PIPE Instruments and did not identify any material embedded derivative in connection with the automatic conversion upon a Qualified Financing. The other embedded features did not meet the definition of a derivative or were clearly and closely related to the host contract, and thus did not require separate accounting.

In February of 2022, in accordance with the Side Letter, the PIPE Instruments were surrendered and cancelled upon the occurrence of a business combination with Environmental Impact Acquisition Corp. See Note 18 for further discussion of the business combination.

Term Loan – Horizon

In December 2021, the Company entered into a loan and security agreement with Horizon Technology Finance Corporation and Powerscourt Investments XXV, LP (together “Horizon”), which provided for a term loan facility in an aggregate principal amount of up to $25.0 million, $15.0 million of which was borrowed at the closing and the remainder of which may be borrowed following the achievement of certain milestones, but not after June 30, 2022.

Accrued interest is payable monthly. The principal of each term loan must be repaid in equal monthly installments beginning February 1, 2023 (or August 1, 2023 if any of the remaining $10.0 million is borrowed), with a scheduled final maturity date of July 1, 2025. The Company may prepay the term loans in full, but not in part, without premium or penalty, other than a premium equal to (i) 3% of the principal amount of any prepayment made within 12 months after the applicable funding date, (ii) 2% of the principal amount of any

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

prepayment made between 12 and 24 months after the applicable funding date and (iii) 1% of the principal amount of any prepayment made more than 24 months after the applicable funding date. On the earlier of the scheduled final maturity date and the prepayment in full of the term loans, the Company must pay a final payment fee equal to 3.0% of the original principal amount of the funded term loans.

The debt was recorded based on proceeds received net of related debt issuance costs of approximately $0.6 million. The debt issuance costs include the fair value of approximately $0.4 million for the warrants the Company is committed to issue in conjunction with this financing. The Company is obligated to issue 80% of the warrant obligation during the three months ending March 31, 2022, and such warrant obligation is calculated at 3% of the loan commitment. The number of warrants to be issued and strike price will be set at the lower of $5.26 and 90% of the public trading value of shares of ENVI if issued after the close of the Business Combination. Since the Company is committed to issue these warrants, the Company has recorded the estimated fair value of these warrants as of the date of the loan and security agreement of $0.5 million, of which $0.4 million is recorded as debt issuance cost and $0.1 million is recorded in other assets for the portion of the principal amount not yet borrowed by the Company as of December 31, 2021. Total debt issuance costs of approximately $0.6 million is being amortized over the term of the financing agreement.

Term Loan – Silicon Valley Bank

In September 2021, the Company entered into a loan and security agreement with Silicon Valley Bank (“SVB”), which provided for a term loan facility in an aggregate principal amount of up to $15.0 million, $10.0 million of which was borrowed at the closing and the remainder of which may be borrowed following the achievement of certain milestones, but not after March 31, 2022.

Accrued interest is payable monthly. The principal of each term loan must be repaid in equal monthly installments beginning April 1, 2022 (or October 1, 2022, if GreenLight borrows any of the remaining $5.0 million), with a scheduled final maturity date of September 1, 2024. On the earlier of the scheduled final maturity date and the prepayment in full of the term loans, the Company must pay a final payment fee equal to 4.0% of the original principal amount of the term loans. GreenLight may prepay the term loans in increments of $5.0 million and without premium or penalty, other than a premium equal to (i) with respect to any prepayment made on or before September 22, 2022, 3% of the principal so prepaid, (ii) with respect to any prepayment made after September 22, 2022 and on or before September 22, 2023, 2% of the principal so prepaid and (iii) with respect to any prepayment made after September 22, 2023 and on or before September 1, 2024, 1% of the principal so prepaid. GreenLight granted a first-priority, perfected security interest in substantially all of its present and future personal property and assets, excluding intellectual property, to secure its obligations to SVB.

The debt was recorded based on proceeds received net of related debt issuance costs of approximately $0.3 million. The debt issuance costs include the fair value of approximately $0.2 million for the 34,427 shares of common warrants the Company previously issued in conjunction with this financing. No additional common warrants were issued in conjunction with this financing. Total debt issuance costs of approximately $0.4 million is being amortized over the term of the financing agreement.

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

Equipment Financing

On March 29, 2021, the Company entered into a master equipment financing agreement with Trinity Capital (Trinity) authorizing equipment financing in the aggregate of approximately $11.3 million with advances to be made as follows: (1) up to $5.0 million at execution of the agreement and (2) the remaining balance to be drawn at Company’s option but no later than September 1, 2021. The monthly payment factors are determined by Trinity based on the Prime Rate reported in The Wall Street Journal on the first day of the month in which a financing schedule is executed, which as of the effective date of the equipment financing agreement was 3.25%. The effective interest rate on the advances ranged from 13.2% to 16.3% as of December 31, 2021. As of December 31, 2021, the Company has drawn the entire $11.3 million on multiple advances, which is repayable over a 36-month period that commenced on the advance date. The carrying value of the assets subject to a lien under this financing arrangement is approximately $13.3 million.

The debt was recorded based on proceeds received net of related debt issuance costs of approximately $0.4 million, which are being amortized over the term of the financing agreement. The debt issuance costs include the fair value of approximately $0.1 million for the 146,325 common stock warrants the Company issued in conjunction with this financing.

Convertible Notes

In April and May 2020, GLPRI issued a series of convertible notes payable in exchange for cash totaling approximately $16.8 million (the “2020 Notes”). The Company guaranteed payment and performance of the 2020 Notes. The 2020 Notes bear interest at 5% per annum that is accrued each period and is payable at maturity. The effective interest rate was 5.4% as of December 31, 2021. The total amount of accrued interest on the notes is approximately $0.6 million and $1.4 million as of December 31, 2020 and 2021, respectively. The 2020 Notes mature two years after their respective issuance dates. The 2020 Notes are only pre-payable with the consent of the holders. GLPRI is required to settle the total outstanding principal together with any accrued but unpaid interest on the maturity date.

The 2020 Notes provide the option to convert the outstanding principal, plus accrued and unpaid interest, into shares of the Company’s Series D Preferred Stock (on or after the date of the Series D Preferred Stock financing) or the right to receive royalties on future sales of certain of GLPRI’s products.

In conjunction with entering into the 2020 Note agreements, each holder entered into a side letter agreement (the “Side Letter”) with GreenLight and GLPRI, which gives the holder the right to convert the 2020 Notes into shares of Series D Preferred Stock at a discounted conversion price (85% of the price per share of the Series D Preferred Stock) in the event that the Series D financing is deemed an inside round. This discount did not apply as the Series D financing was determined not to be an inside round. At issuance, the Company concluded that the fair value of the discount feature was de minimis.

The 2020 Notes include the following conversion and redemption features:

•

From the date of the initial closing of the then-next equity financing of the Company (the “Series D Financing”) until maturity, conversion at the option of the holder into Series D Preferred Stock (based upon the original issue price of the Series D Preferred Stock) or the right to receive certain royalty payments over a 15-year period, commencing on the conversion date (such royalty payment being equal to the net sales of specified GLPRI products multiplied by the adjusted royalty rate, such royalty payment not to exceed the net profit in any quarter).

•

Upon the occurrence of certain contingent events after the Company’s Series D Financing and before maturity, automatic conversion into Series D Preferred Stock (based upon the original issue price of the Series D Preferred Stock).

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

•

Automatic redemption upon an event of default, as defined in the 2020 Notes. Upon the occurrence of an event of default, the 2020 Notes will either automatically become due and payable or can become due and payable at the holder’s option (based on the nature of the event of default). Upon such acceleration, all outstanding principal (with no penalty) and unpaid accrued interest will become payable.

The Company assessed the embedded features within the 2020 Notes and determined that the features do not meet the definition of a derivative or were clearly and closely related to the host contract, and thus did not require separate accounting. In addition, the optional redemption feature to receive royalty payments is subject to a scope exception from derivative accounting.

The 2020 Notes were recorded based on proceeds received and were recorded net of related debt issuance costs of approximately $0.1 million, which are being amortized to interest expense using the effective interest rate method over the term of the notes.

In August 2021, the 2020 Notes were amended and restated to make the Company the sole obligor under the 2020 Notes and to remove the right to receive royalties on future sales of certain products.

Loan Interest Expense and Amortization

The Company’s total interest expense was approximately $1.0 million and $2.4 million for the year ended December 31, 2020 and 2021, respectively. The following summarizes the components of total interest expense (in thousands):

	December 31,
	2020	2021
Interest paid or accrued	$440	$2,253
Noncash amortization of debt discount and deferred financing cost	588	166

Total	$1,028	$2,419

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

Scheduled future principal payments on total outstanding debt, as of December 31, 2021, are as follows (in thousands):

December 31,
2022	$37,176
2023	13,916
2024	11,972
2025 and thereafter	2,657

Total	$65,721

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

11.	WARRANTS

Preferred Stock Warrants Classified as Liabilities

The Company has outstanding warrants to purchase shares of Series A-1, A-2, and A-3 Preferred Stock. These warrants are recognized as liabilities on the consolidated balance sheets and were measured at their inception date fair value and subsequently remeasured at each reporting period with changes recorded as a component of other income in the Company’s consolidated statement of operations. Preferred stock warrants classified as liabilities consisted of the following as of December 31, 2020, and 2021 (in thousands, except share and per share data):

	AS OF DECEMBER 31, 2020
Warrant Class	Shares	Fair Value	Issuance Date	Exercise Price	Expiration Date
Series A-1	48,921	$75	December 31, 2011	$0.18	The earlier of January 17, 2022 or a deemed liquidation or IPO

Series A-2	21,131	21	August 26, 2014	$1.77	The earlier of August 25, 2024 or the date of a qualifying acquisition

Series A-3	17,206	29	December 18, 2015	$0.24	The earlier of December 18, 2025 or a deemed liquidation or IPO

Total	87,258	$125

	AS OF DECEMBER 31, 2021
Warrant Class	Shares	Fair Value	Issuance Date	Exercise Price	Expiration Date
Series A-1	31,830	$228	December 31, 2011	$0.18	The earlier of January 17, 2022 or a deemed liquidation or IPO

Series A-2	21,131	138	August 26, 2014	$1.77	The earlier of August 25, 2024 or the date of a qualifying acquisition

Series A-3	17,206	110	December 18, 2015	$0.24	The earlier of December 18, 2025 or a deemed liquidation or IPO

Total	70,167	$476

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

The Company estimated the fair value of the warrants as of December 31, 2020, and 2021 using the Black-Scholes option-pricing model with the following assumptions:

	As of December 31, 2020
Valuation Assumptions	Series A-1	Series A-2	Series A-3
Fair value of underlying series of preferred stock	$2.18	$2.31	$2.64
Risk free interest rate	0.10%	0.27%	0.36%
Expected volatility	88.4%	78.5%	82.4%
Estimated time (in years)	1.05	3.65	4.97

	As of December 31, 2021
Valuation Assumptions	Series A-1	Series A-2	Series A-3
Fair value of underlying series of preferred stock	$9.19	$9.21	$9.25
Risk free interest rate	0.06%	0.97%	1.12%
Expected volatility	87.6%	85.5%	84.9%
Estimated time (in years)	0.05	2.65	3.97

Preferred Stock Warrant Classified as Equity

In connection with the July 2020 issuance of Series D convertible Preferred Stock, a warrant to purchase shares of Series D Preferred Stock was issued. The holder of the warrant is entitled to purchase 581,821 shares of the Company’s Series D Preferred Stock at an exercise price of $2.7221 per share.

The warrant was determined to represent compensation for services provided by the holder and was accounted for under ASC 718. The warrants were issued to the holder in relation to its role in assisting the Company with identifying the lead investor for the financing round. The warrant meets the requirements for equity classification under ASC 718 and should be measured at cost, which was determined to be equal to its grant date fair value of approximately $0.4 million. As the services related to its issuance were completed during 2020, the Company recognized the cost of the warrant during the year ended December 31, 2020. As the warrant was determined to be a direct and incremental cost of the Series D financing, the cost of the warrant was recorded as a stock issuance cost.

	Preferred Stock Warrant classified as Equity
Warrant Class	Shares	Issuance Date	Exercise Price per Share	Expiration Date
Series D preferred stock	581,821	July 24, 2020	$2.7221	The earlier of July 24, 2025 or the date of a qualifying acquisition or IPO

Common Stock Warrant classified as Liability

In connection with the equipment financing in March 2021, the Company issued a warrant to purchase 146,325 shares of the Company’s common stock at an exercise price of $1.23 per share.

The warrant was determined to represent additional consideration provided to the lender at the closing of the financing agreement and thus considered a component of the financing transaction, and therefore was accounted for under ASC 480. The warrant meets the requirements for liability classification under ASC 480 and should be

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

measured at cost at its inception date fair value and subsequently remeasured at the end of each reporting period, with changes recorded as a component of other income in the Company’s consolidated statement of operations.

Warrant Class	Shares	Fair Value	Issuance Date	Exercise Price	Expiration Date
Common stock	146,325	$1,188	March 29, 2021	$1.23	The earlier of March 29, 2031 or the date of a qualifying acquisition

The warrant’s fair value upon issuance and as of December 31 2021 was estimated to be approximately $0.1 million and $1.2 million, respectively, and was measured using a Black-Scholes option-pricing model with the following assumptions:

Valuation Assumptions	At Issuance (as of March 29, 2021)	As of December 31, 2021
Fair value of common stock	$1.23	$8.85
Risk free interest rate	1.73%	1.52%
Expected volatility	72.10%	63.30%
Expected term (in years)	10.00	9.25

In connection with Loan Agreement the Company entered into with Horizon Technology Finance Corporation and Powerscourt Investments XXV, LP in December 2021, the Company committed to issue the lender a warrant to purchase shares of the Company’s common stock which was issued subsequent to year-end. The Company valued the commitment to issue warrants using the Black-Scholes option pricing model adjusted based on probability of issuance as of year-end and determined the fair value to be $0.5 million as of December 31, 2021. The significant inputs used to determine fair value are 1.5% risk free interest rate, 59.6% annualized volatility, 10 year term and $7.90 strike price.

Common Stock Warrant classified as Equity

In connection with the Loan Agreement the Company entered into with Silicon Valley Bank in June 2016, the Company issued the bank a warrant to purchase 26,624 shares of the Company’s common stock at an exercise price per share of $0.33 (the “Common Warrant”). The Common Warrant will be exercisable for ten years from the date of issuance. The Common Warrant was determined to represent additional consideration for services provided by the lender, rather than a component of the financing transaction, and therefore was accounted for under ASC 718. The Common Warrant meets the requirements for equity classification under ASC 718 and is measured at cost, which was determined to be equal to its grant date fair value of approximately $5 thousand.

In connection with the term loan obtained in September 2021 from SVB, the Company authorized a warrant to SVB to purchase up to 34,427 shares of the Company’s common stock at an exercise price per share of $2.61 (the “2021 Common Warrant”). As of December 31, 2021, the warrant is exercisable for up to 22,952 shares of common stock. The 2021 Common Warrant is classified as a component of permanent equity because it is a freestanding financial instrument that is legally detachable and separately exercisable from the debt instrument with which it was issued, is immediately exercisable, does not embody an obligation for the Company to repurchase its shares, and permits the holder to receive a fixed number of shares of common stock upon exercise. The Company valued the 2021 Common Warrant at issuance using the Black-Scholes option pricing model and determined the fair value of the 2021 Common Warrant to be approximately $0.2 million.

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

Common stock warrant classified as a component of permanent equity consisted of the following at December 31, 2021:

As of December 31, 2021
Warrant Class	Shares	Issuance Date	Exercise Price per Share	Expiration Date
Common stock warrant	26,624	June 14, 2016	$0.33	The earlier of June 13, 2026 or the date of a qualifying acquisition

Common stock warrant	34,427	September 22, 2021	$2.61	The earlier of September 21, 2031 or the date of a qualifying acquisition

Total	61,051

During the years ended December 31, 2020 and 2021 there were no exercises of existing common stock warrants.

12.	REDEEMABLE CONVERTIBLE PREFERRED STOCK

In connection with the Business Combination, Legacy GreenLight redeemable convertible preferred stock previously classified as temporary equity was retroactively adjusted, converted into common stock at an exchange ratio of approximately 0.6656, and reclassified to permanent equity as a result of the reverse recapitalization. The Company’s equity structure has been restated in all comparable periods up to February 2, 2022 to reflect this treatment. As a result, all share and per share amounts related to Legacy GreenLight’s convertible preferred stock below have been adjusted based on the Merger Exchange Ratio of 0.6656.

The Company has historically issued Series A-1 redeemable convertible Preferred Stock (the “Series A-1 Preferred Stock”), Series A-2 redeemable convertible Preferred Stock (the “Series A-2 Preferred Stock”), Series A-3 redeemable convertible Preferred Stock (the “Series A-3 Preferred Stock” and together with the Series A-1 Preferred Stock and the Series A-2 Preferred Stock, the “Series A Preferred Stock”), Series B redeemable convertible Preferred Stock (the “Series B Preferred Stock”), Series C redeemable convertible Preferred Stock (the “Series C Preferred Stock”) and Series D redeemable convertible Preferred Stock (the “Series D Preferred Stock”), all of which are collectively referred to as the “Preferred Stock.”

Series D Preferred Stock — In June 2020, the Company issued and sold 37,673,731 shares of Series D Preferred Stock at a price of $2.7221 per share. In July 2020, the Company issued and sold an additional 2,384,960 shares of Series D Preferred Stock at a price of $2.7221 per share, resulting in aggregate gross cash proceeds of approximately $109.0 million. Issuance costs associated with the Series D Preferred Stock closings were approximately $0.5 million, of which $0.4 million represents non-cash stock issuance costs associated with the Series D warrants discussed in Note 11.

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

Authorized Shares

Prior to the retroactive impact of the recapitalization, at December 31, 2020 and 2021, the Company was authorized to issue 145,948,944 shares of Legacy redeemable convertible preferred stock with a par value of $0.001 per share (“Preferred Stock”). The following table summarizes details of Legacy Preferred Stock authorized, issued and outstanding as of December 31, 2020 and 2021 (in thousands, except share and per share data):

	Years Ended December 31,
Legacy Redeemable Convertible Preferred Stock Classes	2020	2021
Series A-1 redeemable convertible preferred stock, $0.001 par value, 2,865,698 shares authorized, 2,807,571 shares issued and outstanding as of December 31, 2020 and 2,827,878 shares issued and outstanding as of December 31, 2021 Liquidation preference of $6,079 and $6,334 at December 31, 2020 and December 31, 2021, respectively	$4,411	$4,414
Series A-2 redeemable convertible preferred stock, $0.001 par value, 7,018,203 shares authorized, 6,993,693 shares issued and outstanding as of December 31, 2020 and December 31, 2021 Liquidation preference of $18,224 and $19,138 at December 31, 2020 and December 31, 2021, respectively	11,438	11,438
Series A-3 redeemable convertible preferred stock, $0.001 par value, 8,647,679 shares authorized 8,629,505 shares issued and outstanding as of December 31, 2020 and December 31, 2021 Liquidation preference of $28,952 and $30,544 at December 31, 2020 and December 31, 2021, respectively	19,917	19,917
Series B redeemable convertible preferred stock, $0.001 par value, 21,245,353 shares authorized, issued and outstanding as of December 31, 2020 and December 31, 2021 Liquidation preference of $22,567 and $24,017 at December 31, 2020 and December 31, 2021, respectively	18,671	18,671
Series C redeemable convertible preferred stock, $0.001 par value, 35,152,184 shares authorized, 35,092,183 shares issued and outstanding as of December 31, 2020 and December 31, 2021 Liquidation preference of $65,014 and $69,595 at December 31, 2020 and December 31, 2021, respectively	55,851	55,851
Series D redeemable convertible preferred stock, $0.001 par value, 71,019,827 shares authorized, 60,184,332 shares issued and outstanding and as of December 31, 2020 and December 31, 2021 Liquidation preference of $113,736 and $122,459 at December 31, 2020 and December 31, 2021, respectively	108,499	108,499

Total	$218,787	$218,790

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

Voting Rights

The holders of each share of Preferred Stock (“Preferred Stockholders”) generally have the right to one vote for each share of common stock into which such Preferred Stock could then convert. On matters on which the holders of shares of a particular series of Preferred Stock have the right to vote separately as a single class, such holders have the right to one vote per share of Preferred Stock of that particular series.

Conversion

Each share of Preferred Stock is convertible into common stock at any time at the option of the holder. Each share will be converted into such number of shares of common stock as is determined by dividing the applicable original issuance price by the applicable conversion price in effect at the time of the conversion. The conversion price is subject to adjustment upon the happening of specified events, including the issuance or deemed issuance of certain additional shares of common stock, stock splits and combinations, dividends, distributions, mergers and reorganizations. The original issuances prices of the shares of Series A-1, Series A-2, Series A-3, Series B, Series C and Series D Preferred Stock are $1.5300, $1.645, $2.3185, $0.8565, $1.5946 and $1.8118 per share, respectively. As of December 31, 2020 and 2021, the Series A-1, Series A-2, Series A-3, Series B, Series C and Series D conversion prices are $1.2100, $1.2700, $1.6300, $0.8565, $1.5946 and $1.8118 per share, respectively. As such, the shares of Preferred Stock convert on a one-for-one basis, except that the shares of Series A-1, Series A-2 and Series A-3 Preferred Stock convert at the rates of approximately 1.26446, 1.29528 and 1.42239 shares of common stock, respectively, per share of Preferred Stock.

Conversion is mandatory at the earlier of the closing of a firm commitment underwritten public offering of the Company’s common stock at a price of at least $5.4354 per share and with net proceeds to the Company of at least $75.0 million or at the election of the holders of a majority of the outstanding shares of Series D Preferred Stock.

Dividends

The holders of Series A-1 Preferred Stock are entitled to receive cumulative dividends that accrue at an annual rate of approximately 5%. The holders of Series A-2, Series A-3, Series B, Series C and Series D Preferred Stock are entitled to receive cumulative dividends that accrue at an annual rate of approximately 8%. Dividends are payable only when, as and if declared by the Board of Directors. In the event the Company declares, pays, or sets aside any dividends on shares of any class of capital stock of the Company, other than dividends on shares of common stock payable in shares of common stock, the holders of Preferred Stock will be entitled to receive, before or at the same time as such dividends, a dividend on each outstanding share of Preferred Stock in the amount of the accruing dividends unpaid as of such date as well as a comparable dividend on an as-converted basis. As of December 31, 2020, and 2021, no dividends had been declared.

Redemption

The Company’s Preferred Stock may only be redeemed upon a deemed liquidation event as described in the Company’s certificate of incorporation. Upon redemption, holders of shares of Preferred Stock of a particular series are entitled to receive a redemption amount equal to the original issue price of the shares of that series, plus any accrued but unpaid dividends and any declared but unpaid dividends for the shares of that series, subject to the terms summarized in the “Liquidation Preference” section below.

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of Preferred Stock of a particular series are entitled to receive an amount per share equal to the greater of (i) the original issuance price of the shares of Preferred Stock of that series, plus any accruing dividends that are unpaid, whether or not declared, plus any other dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had such shares of Preferred Stock been converted into common stock. Such liquidating distributions are payable first, to the holders of shares of Series D Preferred Stock, second, to the holders of shares of Series C Preferred Stock and Series B Preferred Stock on a pari passu basis, third, to the holders of shares of Series A Preferred Stock on a pari passu basis, and finally, to the holders of shares of common stock. If insufficient assets and funds are available to permit payment of the full amount of the applicable liquidation preference payable to the holders of any series of Preferred Stock (or group of series payable on a pari passu basis), then all available assets and funds will be distributed to the holders of such series (or group of series) on a pro rata basis, taking into account the order of priority set forth in the previous sentence.

After payment in full to the Preferred Stockholders, the holders of common stock are entitled to receive the remaining assets of the Company available for distribution on a pro rata basis based on the number of shares held.

13.	COMMON STOCK

Prior to the retroactive impact of the recapitalization, the Company was authorized to issue 191,500,000 shares of $0.001 par value common stock as of December 31, 2020 and 2021. Upon closing of the business combination, the Company was authorized to issue 500,000,000 shares of $0.0001 par value common stock.

The voting, dividend, and liquidation rights of the holders of the Company’s common stock are subject to and qualified by the rights, powers, and preferences of the holders of the Preferred Stock set forth above.

Each share of common stock generally entitles the holder to one vote, together with the holders of Preferred Stock, on all matters submitted to the stockholders for a vote. As of December 31, 2020 and 2021, no cash dividends have been declared or paid.

As of December 31, 2021, the Company has reserved the following shares of common stock for potential conversion of outstanding Preferred Stock, potential conversion of convertible debt and PIPE Notes with accrued interest through the applicable year-end, into Series D Preferred Stock, the vesting of restricted stock and exercise of stock options and preferred and common stock warrants:

As of December 31, 2021
Convertible debt with accrued interest	6,684,122
Options to purchase common stock	19,803,226
Preferred stock warrants	651,988
Common stock warrants	207,376

Total	27,346,712

14.	STOCK-BASED COMPENSATION

2012 Stock Incentive Plan

The Company adopted the 2012 Stock Incentive Plan (the “Plan”) in April 2012 for the issuance of stock options and other stock-based awards to employees, consultants, officers, and directors. As of December 31,

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

2020 and 2021, the maximum number of shares of Common Stock issuable under the Plan is 20,337,715. There were 5,053,403 and 1,701,678 shares of common stock available for future grants under the Plan as of December 31, 2020 and 2021, respectively.

The Plan is administered by the Company’s board of directors (the “Board”). The exercise prices, vesting and other restrictions are determined at the discretion of the Board, except that the exercise price per share of incentive stock options may not be less than 100% of the fair market value of the common stock on the date of grant. Stock options awarded under the Plan expire ten years after the grant date unless the Board sets a shorter term. Vesting periods for awards under the plans are determined at the discretion of the Board. Incentive stock options granted to employees and non-statutory options and restricted stock awards granted to employees, officers, members of the Board, advisors, and consultants of the Company typically vest over four or five years.

The fair value of stock option awards is estimated on the grant date using the Black-Scholes option pricing model with the following assumptions:

	Years Ended December 31,
	2020	2021
Fair value of underlying common stock	$0.69 - $0.98	$1.23 - $8.85
Weighted average risk-free interest rate	0.27% - 1.55%	0.48% - 1.42%
Expected term (in years)	5 - 6	6
Expected volatility	69.5% -70.4%	56.3% - 68.9%
Expected dividend yield	0.00%	0.00%

The following table summarizes the activity of the Company’s stock options under the Plan for the year ended December 31, 2021:

			AVERAGE	AGGREGATE
		WEIGHTED-	REMAINING	INTRINSIC
		AVERAGE	CONTRACTUAL	VALUE
	SHARES	EXERCISE PRICE	TERM (in years)	(in thousands)
Outstanding at December 31, 2020	15,001,672	$0.62	8.5	$9,170
Granted	3,811,151	3.20	—	—
Exercised	(253,027)	0.57		2,096
Cancelled or forfeited	(458,248)	1.61		—

Outstanding at December 31, 2021	18,101,548	$1.14	8.0	$139,505

Vested and expected to vest at December 31, 2021	18,101,548	$1.14	8.0	$139,505
Exercisable at December 31, 2021	7,449,211	$0.51	6.9	$62,157

The weighted-average grant date fair value of stock options granted during the years ended December 31, 2020, and 2021 was $0.60 per share and $1.92 per share, respectively. As of December 31, 2021, total unrecognized compensation expense related to stock options totaled approximately $9.4 million, which is expected to be recognized over a weighted-average period of 2.9 years.

The aggregate intrinsic value of common stock options is calculated as the difference between the exercise price of the stock options and the fair value of the Company’s common stock for those stock options that had

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

exercise prices lower than the fair value of the Company’s common stock. The intrinsic value of options exercised in 2020 and 2021, was approximately $0.1 million and $2.1 million, respectively.

Restricted Stock

The fair value of each restricted common stock award is estimated on the date of grant based on the fair value of the Company’s common stock on that same date. Since 2018, the Company has issued 87,809 shares of restricted common stock to independent members of the Board of Directors, members of the Scientific Advisory Board and certain scientific founders, having a fair value of approximately $84 thousand, and subject to vesting over periods of 2 to 4 years.

A summary of the Company’s restricted stock activity during the years ended December 31, 2020, and 2021 is presented below:

	SHARES	WEIGHTED AVERAGE GRANT DATE FAIR VALUE
Unvested shares as of December 31, 2020	24,937	$0.56
Vested	(20,706)	0.82

Unvested shares as of December 31, 2021	4,231	$1.15

The total fair value of restricted stock that vested during the year ended December 31, 2020 and 2021 was approximately $11 thousand and $25 thousand, respectively.

Stock-Based Compensation Expense

Stock-based compensation expense recorded as research and development and general and administrative expenses, for employees, directors and non-employees during the years ended December 31, 2020 and 2021 is as follows (in thousands):

	Years Ended December 31,
	2020	2021
Research and development	$306	$1,018
General and administrative	353	973

Total stock-based compensation expense	$659	$1,991

The Company expects to recognize additional stock-based compensation expense associated with 292,650 shares subject to GreenLight options that vest based on both a liquidity and a service condition. At the date of grant in 2020, achievement of the conditions in the performance-based award was deemed not probable and, accordingly, the grant date fair value of the award was zero based upon the probable outcome of such conditions. The liquidity condition is satisfied upon the occurrence of certain events, including a merger or acquisition or other business combination transaction involving the Company and a publicly traded special purpose acquisition company or other similar entity and, as a result, the liquidity condition for certain of GreenLight’s options will be satisfied upon the completion of the Business Combination. Assuming achievement of the highest level of performance, the performance-based award would have had a grant date fair value of $0.2 million. In December 2021, the Company’s Board of Directors voted to extend the length of time to allow for the performance vesting to occur by March 31, 2022. The fair value of the award, as modified, was $2.1 million as of the modification date. Upon closing of the Business Combination, the Company expects to recognize approximately $1.4 million of incremental stock-based compensation expense associated with these options, and the remainder will be recognized over the remaining service period. As of December 31, 2021, the performance condition has not yet been achieved, and 292,650 shares subject to performance-based options were not vested.

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

16.	NET LOSS PER SHARE

The following table summarizes the computation of basic and diluted net loss per share attributable to common stockholders of the Company (in thousands, except share and per share data):

	Years Ended December 31,
	2020	2021
Numerator:
Net loss	$(53,251)	$(112,310)

Denominator:
Weighted-average common stock outstanding	77,673,953	96,371,189

Net loss per share, basic and diluted	$(0.69)	$(1.17)

The Company’s potential dilutive securities include unvested restricted stock, common stock options and common and preferred stock warrants that will convert to common stock. The Company excluded the following potential common stock, presented based on amounts outstanding at period end, from the computation of diluted net loss per share attributable to common stockholders because including them would have had an anti-dilutive effect:

	As of December 31,
	2020	2021
Convertible debt with accrued interest	6,378,460	6,684,122
Unvested restricted stock	24,937	4,231
Options to purchase common stock	15,001,672	18,101,548
Preferred stock warrants	107,416	651,988
Common stock warrants	26,624	207,376

Total	21,539,109	25,649,265

17.	INCOME TAXES

As the Company generated net operating losses (“NOLs”) during 2020 and 2021, has generated historical NOLs, and is forecasting to continue to generate NOLs, the Company did not record a provision for or benefit from income taxes for the years ended December 31, 2020, and 2021.

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

A reconciliation of the Company’s effective tax rate to the statutory federal income tax rate is as follows for the years ended December 31, 2020, and 2021:

	Years Ended December 31,
	2020	2021
Federal income tax (benefit)/expense at statutory rate	21.0%	21.0%
State income tax benefit	5.4%	6.9%
Permanent items	-0.2%	-0.5%
Change in Valuation Allowance	-29.3%	-30.6%
Federal R&D Tax Credits	3.1%	3.0%
Other	0.0%	0.2%

Effective income tax rate	0.0%	0.0%

Deferred tax assets and liabilities reflect the net tax effects of NOLs and tax credit carryforwards and temporary differences between the carrying amount of assets and liabilities for financial reporting and the amounts used for tax purposes. Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2020, and 2021 were as follows (in thousands):

	Years Ended December 31,
	2020	2021
Deferred tax assets:
Federal net operating loss carryforwards	$26,464	$48,956
State net operating loss carryforwards	6,542	12,477
Tax credits	4,059	8,736
Stock based compensation	89	233
Capitalized research and development expenses	4,398	3,649
Accruals and other	763	1,482

Total deferred tax assets	42,315	75,533
Valuation allowance	(39,965)	(74,340)

Total deferred tax assets	$2,350	$1,193

Deferred tax liabilities:
Depreciation and amortization	$(2,350)	$(1,193)

Total deferred tax liabilities	$(2,350)	$(1,193)

Total net deferred tax assets (liability)	$—	$—

As of December 31, 2021, the Company had federal NOL carryforwards of $232,116 and state NOL carryforwards of approximately $197,424, which are available to reduce future taxable income. The Company also had federal tax credits of $7,485 as of December 31, 2021. The federal NOLs generated before 2018 of approximately $27,104 will expire at various dates through 2037, and NOL carryforwards generated after 2017 of approximately $205,012 have an indefinite carryforward period. The state NOLs and tax credit carryforwards will expire at various dates through 2040.

After consideration of all the evidence, both positive and negative, the Company has recorded a valuation allowance against its deferred tax assets at December 31, 2020, and 2021 because the Company’s management has determined that it is more likely than not that these assets will not be fully realized.

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

Utilization of the NOL carryforwards and research and development tax credit carryforwards may be subject to a substantial annual limitation under Section 382 of the Internal Revenue Code of 1986 due to ownership changes that have occurred previously or that could occur in the future. These ownership changes may limit the amount of NOL and research and development credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. The Company has not completed an evaluation of ownership changes through December 31, 2021, to assess whether utilization of the Company’s NOL or research and development credit carryforwards would be subject to an annual limitation under Section 382. To the extent an ownership change occurs in the future, the NOL and credit carryforwards would be subject to limitation.

The Company has generated federal and state research and development credits but has not conducted a study to document the qualified activity. This study may result in an adjustment to the Company’s research and development credit carryforwards; however, until a study is completed, and any adjustment is known, no amounts are being presented as an uncertain tax position. A full valuation allowance has been provided against the Company’s research and development credits and, if an adjustment is required, this adjustment would be offset by an adjustment to the deferred tax asset established for the research and development credit carryforwards and the valuation allowance.

As of December 31, 2020, and 2021, the Company had not recorded any uncertain tax provisions. The Company files income tax returns in the U.S. federal and various state jurisdictions. The federal and state income tax returns are generally subject to examinations for the tax years ended December 31, 2018, through December 31, 2021. To the extent the Company has tax attribute carryforwards, the tax years in which the attribute was generated may still be adjusted upon examination by the Internal Revenue Service or state tax authorities to the extent utilized in a future period. There are currently no federal or state audits in process.

18.	COMMITMENTS AND CONTINGENCIES

Operating Leases

On May 15, 2009, the Company entered into an operating lease in Medford, Massachusetts, for office and laboratory space that comprises the headquarters. On August 15, 2020, the Company entered into an expansion and extension of its lease effective from August 15, 2020, through the lease term end date of February 14, 2024, unless otherwise extended.

On January 15, 2019, the Company entered into an operating lease for office, laboratory, and greenhouse facilities in Research Triangle Park, North Carolina. The Company has occupied the greenhouse space since January 2019 and the office and laboratory space since January 2020. The lease term is for 84 months from the first day of the first full month following the commencement of the office and laboratory space occupation. The initial lease term expires in December 2026. The Company has the option to extend the lease for an additional five-year term. The lease agreement provided for a base tenant improvement allowance of approximately $0.5 million and an additional tenant improvement allowance of $1.0 million to finance a portion of the capital improvements of the facility. The additional tenant improvement allowance paid for by the landlord is repayable along with the monthly base rent at 9% interest over the lease term. As of December 31, 2021, approximately $0.8 million of the additional tenant improvement allowance was recorded in other liabilities. The Company is required to pay for any additional tenant improvement costs.

On January 1, 2020, the Company entered into an operating lease for its manufacturing facility in Rochester, New York, for an initial term of 63 months, expiring on March 31, 2025. The Company has the option to extend the lease for up to two additional terms of five years each. The lease agreement provided for a base tenant improvement allowance of approximately $17 thousand and an additional tenant improvement allowance of approximately $0.3 million to finance a portion of the capital improvements of the facility. The additional tenant improvement allowance paid for by the landlord is repayable along with the monthly base rent at 10% interest over 60 months. The Company is required to pay for any additional tenant improvement costs.

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

On October 28, 2020, the Company entered into a license and services agreement for an on-demand cleanroom in Burlington, Massachusetts for its pre-clinical and early phase clinical material manufacturing. The license is for a 24-month period and the clean rooms are expected to be available starting the third quarter of 2021.

On November 15, 2020, the Company entered into an operating lease with its landlord for additional lab space in Woburn, Massachusetts. On January 11, 2021, the Company entered into an expansion of its Woburn lab space lease effective from March 1, 2021, that was amended on March 22, 2021, and further amended on April 14, 2021, for additional space effective from April 1, 2021, and June 1, 2021, respectively. The lease term has an end date of February 14, 2024.

On February 22, 2021, the Company entered into a sublease agreement for additional lab space in Medford, Massachusetts. The initial term of the lease is 48 months, expiring on February 28, 2025, unless otherwise extended.

On June 23, 2021, the Company entered into an operating lease agreement for additional office space in Medford, Massachusetts. The initial term of the lease is 44 months, expiring on February 28, 2025, unless otherwise extended.

On September 30, 2021, the Company entered into a lease for new laboratory, office and greenhouse space in Research Triangle Park, North Carolina, with an anticipated commencement date in January of 2022. The lease term expires in July 2033, unless extended. The base rent for this lease is approximately $2.3 million per year, subject to a 3% increase each year.

On November 1, 2021, the Company entered into an operating lease for additional laboratory and office space in Rochester, New York. The initial term of the lease is 51 months, expiring on March 31, 2026, unless otherwise extended. Base rent for this lease is approximately $0.1 million per year with annual escalations for cost-of-living adjustments.

Rent expense is recognized on a straight-line basis over the lease term. Total rent expense in the consolidated statements of operations for the operating leases was approximately $2.1 million and $5.1 million for the years ended December 31, 2020 and 2021, respectively.

A summary of the Company’s future minimum lease payments under noncancelable operating leases, excluding tenant improvement payables, as of December 31, 2021, is as follows (in thousands):

FOR THE YEARS ENDED DECEMBER 31,
2022	$7,841
2023	7,257
2024	2,549
2025	1,450
2026	1,242
Thereafter	5,359

Total	$25,698

Capital lease obligation

The Company acquired certain equipment with a value of approximately $0.9 million and $0 under capital lease arrangements during the years ended December 31, 2020 and 2021, respectively. Amortization of assets

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

held under capital leases is included in depreciation expense. The Company leases certain laboratory equipment under capital lease agreements with fixed payments due through December 2023. Capital lease obligations are recorded as long-term debt on the Company’s consolidated balance sheet as of December 31, 2020 and 2021.

Future minimum lease payments under the capital lease agreements as of December 31, 2021, together with the present value of the minimum lease payments are as follows (in thousands):

FOR THE YEARS ENDED DECEMBER 31,
2022	$779
2023	330
Thereafter	—

Total minimum lease payments	$1,109
Less: amount representing interest	(117)

Present value of obligations under capital leases	$992

Current portion of capital lease obligations	$672

Capital lease obligations, long-term	$320

Legal proceedings

Legal claims may arise from time to time in the normal course of business. There are no such claims as of December 31, 2020 and 2021, that are expected to have a material effect on the Company’s consolidated financial statements.

Other funding commitments

In November 2021, the Company entered into a manufacturing and development contract service agreement with a contract development and manufacturing organization for the Company’s mRNA COVID-19 vaccine. Based on the Company’s minimum purchase commitments, the Company expects to pay the organization a minimum of approximately $11.5 million in service fees under the agreement, excluding the cost of raw materials. Based on the current schedule, the Company expects to incur the majority of these expenses in 2022 and a portion in the first quarter of 2023.

19.	Defined Contribution Plan

The GreenLight Biosciences 401(k) Retirement Plan is a defined contribution plan in the form of a qualified 401(k) plan in which substantially all employees are eligible to participate upon employment. Subject to certain IRS limits, eligible employees may elect to contribute from 1% to 100% of their compensation. Company contributions to the plan are at the sole discretion of the Company. During the year ended December 31, 2021, the Company did not provide any matching contribution to employees.

20.	SUBSEQUENT EVENTS

The Company has completed an evaluation of all subsequent events through March 31, 2022, the date these consolidated financial statements were available to be issued. There were no subsequent events that require adjustments to or disclosure in the financial statements, except for those referenced below.

Business Combination

On February 2, 2022, the Company’s stockholders approved the Business Combination, by and among the company formerly known as ENVI, GreenLight Biosciences, Inc. and Honey Bee Merger Sub, Inc., pursuant to which Honey Bee Merger Sub, Inc. was merged with and into GreenLight, with GreenLight surviving the merger.

As a result of the Merger, and upon consummation of the Merger and the other transactions contemplated by the Business Combination Agreement, GreenLight became a wholly owned subsidiary of ENVI. Upon the closing of the Business Combination, the Company changed it’s name to GreenLight Biosciences Holdings, PBC (“New GreenLight”), with stockholders of GreenLight becoming stockholders of New GreenLight.

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

The following transactions at closing of the Merger included:

•	Merger Sub merged with and into GreenLight, with GreenLight surviving as a wholly owned subsidiary of New GreenLight;

•

each issued and outstanding share of capital stock of GreenLight converted into a number of shares of New GreenLight Common Stock equal to the product of (x) the conversion ratio applicable to such share, if any, under GreenLight’s certificate of incorporation, multiplied by (y) 0.6656, which is the quotient obtained by dividing (a) 120,000,000, by (b) the number of Fully-Diluted Shares as defined in the Business Combination Agreement;

•

each GreenLight Option converted into an option to purchase a number of shares of New GreenLight Common Stock in accordance with the terms and subject to the conditions of the Business Combination Agreement;

•

each GreenLight Warrant, to the extent outstanding and unexercised, converted into a warrant to acquire shares of New GreenLight Common Stock in accordance with the terms and subject to the conditions of the Business Combination Agreement; and

•	each share of ENVI Class A Common Stock and ENVI Class B Common Stock that was issued and outstanding immediately prior to the Merger became one share of New GreenLight Common Stock.

Collaboration Agreement

In March 2022, the Company entered into a License Agreement with Serum Institute of India Private Limited (“SIIPL”), pursuant to which the Company granted SIIPL an exclusive, sub-licensable, royalty-bearing license to use the Company’s proprietary technology platform to develop, manufacture and commercialize up to three mRNA products in all territories other than the United States, the 27 member states of the European Union, the United Kingdom, Australia, Japan, New Zealand, Canada, South Korea, China, Hong Kong, Macau, and Taiwan (the “SIIPL Territory”). The first licensed product target will be a shingles product, and SIIPL has an option to add up to two additional product targets through the end of 2024.

Pursuant to the License Agreement, SIIPL will pay the Company an upfront license fee of $5.0 million, as well as payments upon target selection and reservation of exclusivity. In addition, the Company may receive up to a total of an additional $22 million in milestone payments across all three product targets, as well as manufacturing technology transfer payments. SIIPL shall pay royalty payments on the sale of products resulting from the licensed technology for the term of the License Agreement. The License Agreement shall terminate on a product-by- product and country-by-country basis on the later of the expiration of the patent rights owned by the Company or the tenth anniversary of the first commercial sale of the applicable product(s) in the applicable country.

SIIPL is responsible for the development, formulation, filling and finishing, registration and commercialization of the products in the SIIPL Territory, subject to oversight from a joint steering committee composed of representatives of the Company and SIIPL. SIIPL will use commercially reasonable efforts to develop and obtain regulatory approval for the products in the countries in the SIIPL Territory. The License Agreement includes terms customary in the industry for provisions related to sublicensing, intellectual property, and termination, and customary representations and warranties of GreenLight and SIIPL, along with certain customary covenants, including confidentiality, limitation of liability and indemnity provisions.

Operating Leases

In March 2022, the Company entered into a lease for new laboratory space in Lexington, Massachusetts, with an anticipated commencement date of April 2022. The lease term expires in May 2033. The base rent for this lease is $3.9 million per year, subject to a 3% increase each year.